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                                                                    EXHIBIT 4.2

                          CERTIFICATE OF DESIGNATION,
                            PREFERENCES AND RIGHTS

                                      of

                           SERIES L PREFERRED SHARES

                                      of

                        RIBOZYME PHARMACEUTICALS, INC.

  Ribozyme Pharmaceuticals, Inc., a company organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as provided in the Company's Certificate of Incorporation.

  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of Ribozyme Pharmaceuticals Inc. (the "RPI") in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Board of Directors hereby authorizes the issuance of a series of RPI's previously authorized Preferred Shares, par value $0.01 per share (the "Preferred Shares"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

  Series L Preferred Shares:

A. Designation and Amount

  The designation of this series, which consists of five (5) shares of Preferred Shares, is the Series L Preferred Shares (the "Series L Preferred") and the face amount shall be one million five hundred thousand Dollars (US$1,500,000) per share.

B. Voting Rights.

  Except as provided by law, the Series L Preferred shall have no voting powers whatsoever, including but not limited to no right to vote as a class with regard to any transaction or other business of RPI, and shall have no voice in the management of RPI or in any proceedings requiring the affirmative vote or consent of the stockholders and all rights to give consent of the stockholders shall be vested in and exercised exclusively by the holders of RPI 's common stock, $0.01 par value ("Common Stock"). When required to vote by law, the holders of the Series L Preferred shares shall be entitled to one
(1) vote for each outstanding share owned. Eli Lilly and Company ("Lilly") shall be the holder of the Series L Preferred shares ("Holder of the Series L Preferred").

C. Dividend Rights.

  The Series L Preferred will bear no dividends.

D. Liquidation Rights.

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of RPI, then, before any distribution or payment shall be made to or set apart for the holders of Common Stock, Holder of the Series L Preferred shall be entitled to receive from the assets of RPI legally available for distribution to holders of RPI's capital stock the sum of US$1,500,000 per share in cash or property (such amount to be adjusted appropriately in the event of any stock dividend, split or combination or similar recapitalization affecting the Series L Preferred) (the "Series L Preferred Liquidation
Value").
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  If the assets of RPI legally available for distribution to holders of RPI's capital stock shall be insufficient to provide the payment in full to Holder of the Series L Preferred of the Series L Preferred Liquidation Value, then the entire assets of RPI so available shall be distributed among Holder of the Series L Preferred.

  After full payment of the Series L Preferred Liquidation Value to Holder of the Series L Preferred, the remaining assets of RPI shall be distributed to holders of any other Series of Preferred Stock having liquidation rights junior to the holders of the Series L Preferred and to holders of Common Stock.

  Any consolidation of RPI with, or merger of RPI into, another corporation (other than a merger with a subsidiary of RPI in which RPI is the continuing corporation and which does not result in any reclassification or change other than a change in par value, from par value to no par value, from no par value to par value or as a result of a subdivision or combination), and any sale or conveyance to another corporation of the property of RPI as an entirety or substantially as an entirety, shall not be deemed to be a liquidation, dissolution or winding up of RPI for purposes of this paragraph D, if RPI, in its sole discretion, prior to the consummation of any such consolidation, merger or sale of the assets of RPI ("Acquisition Event"):

  (1)causes it to be a condition of the consummation of the Acquisition Event for the surviving entity in such Acquisition Event ("Surviving Entity") to exchange the Series L Preferred Shares for shares of capital stock of the Surviving Entity which capital stock has the same relative rights, preferences, privileges, powers and restrictions as the Series L Preferred; or

  (2) elects to convert the Shares into Common Stock, by giving written notice to Lilly, upon the following terms:

    (a)If the Acquisition Event shall be consummated prior to the Phase II Deadline (as defined below) and Lilly shall not have commenced Phase II clinical studies for HeptazymeTM, the Series L Preferred shall be converted into an aggregate of $7,500,000 of Common Stock, valued for this purpose at the average closing price for such stock as reported on the Nasdaq National Market (or such other market as the Common Stock may then be trading)for the thirty (30) consecutive trading days prior to the date of the notice given pursuant to this Section D;

    (b) If the Acquisition Event shall be consummated prior to the Phase II Deadline (as defined below) and Lilly shall have commenced Phase II clinical studies for HeptazymeTM, the Series L Preferred shall be converted into an aggregate of $2,500,000 of Common Stock, valued for this purpose at the average closing price for such stock as reported on the Nasdaq National Market (or such other market as the Common Stock may then be trading)for the thirty (30) consecutive trading days prior to the date of the notice given pursuant to this Section D;

    (c) If the Acquisition Event shall be consummated after the Phase II Deadline (as defined below), the Series L Preferred shall be converted into Common Stock pursuant to the conversion provisions set forth in Section E hereof.

E. Series L Preferred Conversion Rights.

  The rights and obligations of Holder of the Series L Preferred to convert such shares into Common Stock shall be as follows:

  (1)Failure to Commence Phase II Clinical Studies for Technical Reasons-- US$7,500,000 Conversion. If Lilly shall fail to commence Phase II clinical studies for HeptazymeTM by March 17, 2002 ("Phase II Deadline") due to technical failure pursuant to the terms of the Research Collaboration and License Agreement between Lilly and RPI dated March 17, 1999 ("Collaboration Agreement"), Holder of Series L Preferred or RPI shall have the right, upon written notice

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     ("Conversion Notice"; Exhibit B) to the other party, to convert each share of Series L Preferred into Common Stock according to one of the following two options, valued for this purpose at the average closing price for such stock as reported on the Nasdaq National Market (or such other market as the Common Stock may then be trading) for the thirty
     (30) consecutive trading days prior to the Conversion Date, as determined in accordance with Section E(5)(a) or E(5)(b) as the case may be:

    (a)convert each share of Series L Preferred into US$1,500,000 of common stock; or

    (b)convert each share of Series L Preferred into US$500,000 of common stock and obtain a US$5,000,000 credit towards a new ribozyme product as set-forth in the Collaboration Agreement.

  (2)Failure to Commence Phase II Clinical Studies for Business Failure or RPI Breach--US$7,500,000 Conversion. If Lilly shall fail to commence Phase II clinical studies for Heptazyme TM on or before the Phase II Deadline due to a breach attributable to RPI or business failure pursuant to the terms of the Collaboration Agreement, Holder of Series L Preferred or RPI shall have the right upon delivery of a Conversion Notice to the other party to convert each share of Series L Preferred into Common Stock according to one of the following two options, valued for this purpose at the average closing price for such stock as reported on the Nasdaq National Market (or such other market as the Common Stock may then be trading) for the thirty
  (30) consecutive trading days prior to the Conversion Date, as determined in accordance with Section E(5)(a) or E(5)(b) as the case may be:

    (a)convert each share of Series L Preferred into US$1,500,000 of common stock; or

    (b)convert each share of Series L Preferred into US$500,000 of common stock and obtain a US$5,000,000 credit towards a new ribozyme product as set-forth in the Collaboration Agreement.

  (3)Failure to Commence Phase II Clinical Studies for No Cause or Lilly Breach--US$2,500,000 Conversion. If Lilly shall fail to commence Phase II clinical studies for Heptazyme TM on or before the Phase II Deadline due to a breach attributable to Lilly, or termination without cause or for any other reason other than as set forth in Sections E(1) or E(2) herein, Holder of Series L Preferred or RPI shall have the right upon delivery of a Conversion Notice to the other party to convert each share of Series L Preferred into US$500,000 of Common Stock, valued for this purpose at the average closing price for such stock as reported on the Nasdaq National Market (or such other market as the Common Stock may then be trading) for the thirty (30) consecutive trading days prior to the Conversion Date, as determined in accordance with Section E(5)(a) or E(5)(b) as the case may be.

  (4) Commencement of Phase II Clinical Studies--US$2,500,000 Conversion. If Lilly should commence Phase II clinical studies for HeptazymeTM on or before the Phase II Deadline pursuant to the terms of the Collaboration Agreement, Holder of Series L Preferred or RPI shall, have the right upon delivery of a Conversion Notice to the other party to convert each share of Series L Preferred into US$500,000 of Common Stock, valued for this purpose at the average closing price for such stock as reported on the Nasdaq National Market (or such other market as the Common Stock may then be trading) for the thirty (30) consecutive trading days prior to the Conversion Date, as determined in accordance with Section E(5)(a) or E(5)(b) as the case may be.

  (5)Mechanics of Conversion.

    (a)Conversion Election by RPI. Upon receipt of a Conversion Notice by the holders of the Series L Preferred from RPI, Holder of the Series L Preferred shall surrender the certificate or certificates therefor at the office of RPI or the transfer agent for the Series L Preferred within fifteen (15) days after the date of the Conversion Notice. The "Conversion Date" shall be: (i)

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    the date of surrender of the Series L Preferred certificates; or (ii)
    the date fifteen (15) days after the date of the Conversion Notice if the certificate or certificates representing Series L Preferred are not surrendered by Holder of the Series L Preferred thereof by such date.

    (b)Conversion Election by Holder of the Series L Preferred. Holder of the Series L Preferred shall surrender the certificate or certificates therefor at the office of RPI or the transfer agent for the Series L Preferred within fifteen (15) days after the date of the Conversion Notice sent to RPI by Holder of the Series L Preferred. A "Conversion Notice" shall be deemed given upon the the earliest to occur of the following events: (i) termination of the Collaboration Agreement; (ii) initiation of Phase II studies; or (iii) the Phase II Deadline. The "Conversion Date" shall be the same date as the "Conversion Notice".

    (c)Issuance of Common Stock. Upon delivery to RPI of the certificate or certificates representing the Series L Preferred, Holder of the Series L Preferred shall state the name or names in which Holder of the Series L Preferred wishes the certificate or certificates for shares of Common Stock to be registered. RPI will, as soon as practicable thereafter, issue and deliver at said office to the person for whose account such surrender of shares of Series L Preferred was made or to such person's nominee or nominees certificates for the number of full shares of Common Stock to which such person shall be entitled as aforesaid together with the cash payment to be made in respect of any fraction of a share as herein provided. If certificate or certificates representing the Series L Preferred have not been surrendered within fifteen (15) days of the date of a Conversion Notice, the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date.

    (d)The shares of Common Stock issued by RPI from time to time upon the conversion of any shares of Series L Preferred shall be deemed fully paid and nonassessable and not liable to any further call or assessment thereon.

    (e)All shares of Series L Preferred so converted shall be retired and shall not be reissued. If at any time there are no shares of Series L Preferred outstanding, then such class of Series L Preferred shall be canceled and shall cease to exist as a class of authorized capital stock of RPI.

    (f) RPI shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series L Preferred at the time outstanding, 1,500,000 shares of Common Stock. RPI shall not, by amendment of the Certificate of Designation filed with respect to the Series L Preferred under the General Corporation Law of the State of Delaware, or amendment to its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by RPI but shall at all times in good faith assist in the carrying out of all the provisions of this Article and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of Holder of the Series L Preferred against impairment.

    (g)No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Series L Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series L Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If any such conversion results in a fraction, an amount equal to such fraction multiplied by the then-applicable Series L Preferred conversion price shall be paid to such holder in cash by RPI.


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F. Notices of Record Dates. In the event of:

  (1)any taking by RPI of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or any other right; or

  (2) any capital reorganization of RPI, any reclassification or recapitalization of the capital stock of RPI, any merger or consolidation of RPI or any sale, conveyance, transfer or other disposition of all or substantially all of the assets of RPI; then, and in each such event, RPI shall send by registered or certified mail, postage prepaid, to each holder of Series L Preferred a notice specifying (a) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, (b) the date on which any such reorganization, reclassification, recapitalization, merger, consolidation, sale, conveyance, transfer or other disposition is expected to become effective and (c) the time, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Series L Preferred for securities or other property deliverable upon such reorganization, reclassification, recapitalization, merger, consolidation, sale, conveyance, transfer or other disposition. Such notice shall be mailed at least 30 days prior to the date specified in such notice on which such action is to be taken.

  IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company this 30th day of April, 1999.

                                          RIBOZYME PHARMACEUTICALS INC.

                                          By: /s/ Ralph E. Christoffersen
                                            -----------------------------------
                                          Name: Ralph E. Christoffersen
                                          Title: President & CEO


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